Exhibit 10.1

CONFIDENTIAL

RESIGNATION, WAIVER AND GENERAL RELEASE & MUTUAL NON-DISPARAGMENT AGREEMENT

February 6, 2014

This Resignation, Waiver and General Release and Mutual Non-Disparagement Agreement (“Agreement”) is made between CH2M HILL Companies, Ltd. (hereinafter “the Company”) and Michael Anthony Lucki (“Mr. Lucki”), GEN Number AAB00219653, regarding Mr. Lucki’s resignation from employment with the Company.  The terms of the resignation are as follows:

1.              Mr. Lucki has submitted, and the Company and the Board have accepted, his resignation of employment from the Company effective February 6, 2014 (“Resignation Date”).

2.              In consideration of the covenants, agreements and releases set forth herein, the Company will provide Mr. Lucki on a discretionary basis with the following (collectively referred to throughout as the “Resignation Benefits”):

a.                                      $158,915.42, the cash in-lieu of equivalent of the restricted stock you hold that otherwise would have vested on February 16, 2013, less applicable withholdings;

b.                                      $100,000.00, the equivalent of 2 months’ salary, less all applicable withholdings;

c.                                       $350,000.00, the cash in-lieu of equivalent of the Annual Incentive Performance award that you otherwise would have been eligible to receive in March 2014, less applicable withholdings;

d.                                      $207,532.89, the cash in-lieu of equivalent of the gain (current stock price minus strike price) on the stock options you hold that would have vested on February 9, 15 and 16, 2014, less applicable withholdings; and

e.                                       $328,130.00, the cash in-lieu of equivalent of the Long Term Incentive Plan award for the LTI Plan years 2011, 2012 and 2013 that you otherwise would have been eligible to receive in March 2014, less applicable withholdings for a sum total in Paragraphs 2.a. through 2.d. of $1,144,578.31 (One Million One Hundred Forty Four Thousand Five Hundred Seventy Eight Dollars and Thirty One Cents), less all applicable tax withholdings, including those prescribed by the IRS for supplemental income such as severance pay.

3.              Provided Mr. Lucki has returned a fully executed original of the Agreement and has not exercised his revocation rights set forth in Paragraph 10, below, the Resignation Benefits identified in Paragraph 2 generally will be paid on the next regularly scheduled payday after the expiration of the seven (7) day revocation period.  Mr. Lucki further acknowledges that, other than the amounts set forth in this Agreement and any amounts related to the benefits associated with his participation in the CH2M HILL Supplemental Executive Retirement and Retention Plan (SERRP) (benefits for which Mr. Lucki will remain eligible to receive so long as he meets the SERRP eligibility requirements), no other services, monies, salary, wages, bonuses, benefits, incentive pay, severance pay or other compensation are due or owing to him from the Company, affiliated companies and subsidiary companies.  Mr. Lucki acknowledges and agrees that he has the sole responsibility of satisfying any lien or claim asserted against the Resignation Benefits or arising from the Resignation Benefits.

4.              In consideration of the payment and/or provision of the Resignation Benefits, together with the covenants, agreements and releases set forth herein, Mr. Lucki, on behalf of himself, his heirs, executors, administrators and assigns, hereby releases and forever discharges the Company, and its affiliated and subsidiary companies and Employee Benefit Plans and its/their respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (individually and collectively “Releasees”) from any and all liabilities, causes of action, debts, claims and demands, both in law and in equity, known or unknown, fixed or contingent, which Mr. Lucki has, may have or claims or claimed to have, based upon or in any way related to his employment or resignation from employment with the Company arising up to and including his Resignation Date or the execution date of this Agreement, whichever is later.  This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act of 2008 (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d)(1)-(4), the Rehabilitation Act of 1974, 29 U.S.C. § 701, et seq., the Health Insurance Portability and Accountability Act of 1996, as amended, § 46 U.S.C. § 300gg, et seq., the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq., Executive Order 11246, whistleblower claims, the Colorado Anti-Discrimination Act, the Colorado Wage Claim Act, Colorado Wage Equality Regardless of Sex Act, Colorado’s Minimum Wage Orders, Colorado Labor Peace Act, Colorado’s Minimum Wages of Workers Act (all as amended), and any claims based on any state statute or law (including, by way of example only, any state statute or act prohibiting employment discrimination or harassment), contract (including, by way of example only, the Company’s policies, practices and/or plans), covenant of good faith and fair dealing, public policy, tort (by way of example only, defamation, intentional or negligent infliction of emotional distress, misrepresentation, interference with contract, wrongful, retaliatory and/or constructive discharge) or other theories, as well as any claim for attorney’s fees and/or costs or other expenses or fees.  Mr. Lucki expressly acknowledges that the Resignation Benefits hereunder are intended to and do fully compensate him for any and all of his possible claims up to and including his Resignation Date or the date he signs this Agreement, whichever is later, including, without limitation, those for alleged emotional or physical distress, stress, pain and suffering, and upset or injury, together with medical care of any sort associated with such claims.  Mr. Lucki acknowledges and agrees that he has suffered no workplace injury which would give rise to a claim under any worker’s compensation statute or, if he has, that he has been fully compensated hereunder and is entitled to no further relief of any kind (monetary or otherwise).  For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by the Company or any Releasee.  Nothing herein prohibits Mr. Lucki from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation of a charge of discrimination by the EEOC or any state fair employment practices agency.

5.              This Agreement, including all discussions concerning its subject matter between the parties, represents an amicable settlement and compromise of all allegations, claims and matters that Mr. Lucki has or claims to have in connection with his employment and/or resignation from employment with the Company.  By entering into this Agreement, no party hereto admits any impropriety, wrongdoing, or liability of any kind whatsoever and, on the contrary, expressly denies same.

6.              Mr. Lucki promises that he has not filed a lawsuit in any state or federal court relating to the matters released herein against any of the Releasees, and has not filed or initiated a charge or administrative complaint alleging employment discrimination with the EEOC or any state fair employment practices agency against any of the Releasees, and further that he has not assigned or transferred to any person any portion of any claim which is released and waived by this Agreement.  While nothing in this Agreement prevents Mr. Lucki from filing a federal or state administrative charge, if such a federal or state administrative charge is filed or an agency investigation undertaken, he acknowledges that he has already received full monetary and other relief hereunder and is entitled to no further relief of any kind (monetary or otherwise).  Mr. Lucki shall pay his own costs, expenses and attorney’s fees incurred in association with this matter and shall not seek any compensation or any reimbursement for his costs, expenses and attorney’s fees from any of the Releasees.

7.             The release and waiver above does not affect any entitlement of Mr. Lucki to vested benefits, if any, under the Company’s 401(k) plan or other vested benefits under any other Employee Benefit Plan, if any.  Any vested but unexercised stock options held by Mr. Lucki must be exercised within the time period required by the Employee Ownership Program.  Mr. Lucki acknowledges that he can obtain information about such vested but unexercised stock from the Employee Ownership group (O@ch2m.com or (720) 286-2753).  The Company and Mr. Lucki do not, by executing this Agreement, release any claims with respect to the enforcement of the Agreement.

8.              Mr. Lucki agrees that no lawsuit (federal or state) shall be filed by him against any of the Releasees based upon any claim released above.  In the event Mr. Lucki breaches this promise by filing such a lawsuit, he may be responsible for paying the attorneys’ fees and costs incurred by any and/or all of the Releasees in defending against the lawsuit if the lawsuit is brought in bad faith, or is frivolous and groundless, or if authorized by state or federal law.  The foregoing does not nullify the waiver and release by Mr. Lucki nor limit any of the Releasees’ rights and remedies.

9.              In the event a particular provision of the Agreement is declared invalid or unenforceable, the remaining provisions of the Agreement will continue in full force and effect.  This Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.       Older Workers Benefit Protection Act of 1990 (OWBPA).   In compliance with the OWBPA, and by virtue of this Agreement, Mr. Lucki has been advised of the legal requirements of the Act, and fully incorporates by reference the legal requirements into this Agreement as follows:

a.              Mr. Lucki understands the terms and conditions of this Agreement;

b.              Mr. Lucki has been advised of his right to consult an attorney to review the Agreement, and has either had the benefit of an attorney throughout this process and has had an attorney review the Agreement or is aware of his right to do so and has knowingly waived that right;

c.               Mr. Lucki does not waive any rights or claims that may arise after the date the waiver is executed;

d.              Mr. Lucki is receiving consideration beyond anything of value to which he is already entitled; and

e.               Mr. Lucki has up to twenty-one (21) days in which to consider this Agreement before executing it.  Mr. Lucki acknowledges that if he signs the Agreement before the twenty-first (21st) day, he does so voluntarily and of his free choosing.  Finally, Mr. Lucki acknowledges that if he does not sign the Agreement before the end of the twenty-first (21st) day, the Agreement shall automatically expire and become immediately null and void on the twenty-second (22nd) day unless the review period is otherwise extended by the Company in writing and in the Company’s sole discretion.

After execution of this Agreement by Mr. Lucki, he shall have seven (7) days to revoke the Agreement and the Agreement shall not become effective or enforceable until the seven (7) days has expired. Any revocation of this Agreement by Mr. Lucki must be in writing, must specifically revoke this Agreement, and must be received by John Madia, Chief Human Resources Officer, CH2M HILL, 9191 S. Jamaica Street, Englewood, CO 80112, prior to the eighth (8th) day following execution of this Agreement by Mr. Lucki.  In the event Mr. Lucki revokes this Agreement within the seven-day revocation period, the Agreement shall not be effective or enforceable and the revoking party shall not receive the benefits described herein.  Provided Mr. Lucki has returned a fully executed original of the Agreement, upon expiration of the seven (7) day revocation period with no revocation in writing by him, the Agreement shall become immediately effective.

11.       As further conditions precedent to the Company making payment of the Resignation Benefits and as continuing obligations beyond Mr. Lucki’s Resignation Date, he:

a.              Shall refrain from disclosing to one or more third parties communications protected by the attorney client privileges held by the Company and/or from disclosing to one or more third parties privileged and confidential attorney work product, including but not limited to the attorney work product prepared by the Company’s legal counsel, legal department, and/or outside legal counsel.  Mr. Lucki shall also refrain from disclosing, revealing, publishing, or discussing any allegations or claims or the basis for any allegations or claims against the Company and/or any of the Releasees or the terms of this Agreement, and/or the discussions leading up to this Agreement, except as required by law, or pursuant to subpoena, or to enforce this Agreement, and except with Mr. Lucki’s attorney, immediate family, or tax advisor, each of whom Mr. Lucki shall inform must keep such information strictly confidential and not disclose to any other entity, individual or party.  Except pursuant to a state or federal fair employment practices agency investigation, Mr. Lucki additionally shall refrain from making any statements or comments (whether verbally or in writing) to anyone that defame, disparage or denigrate the Company and/or any of the Releasees.  Mr. Lucki agrees that if asked about his separation from employment with the Company, the Agreement or the Resignation Benefits, he will say nothing more than words to the effect that “I submitted my resignation so that I could pursue other opportunities,” and Mr. Lucki shall give no other indication or suggestion about the type, amount or range of the Resignation Benefits or the circumstances giving rise to his separation from employment.

b.              Shall refrain for a period of one year after the effective date of this Agreement from directly or indirectly soliciting, inducing, recruiting, encouraging or otherwise endeavoring to cause or attempt to cause any employee or consultant of the Company to terminate his/her/its relationship with the Company.

c.               Shall return all the Company’s and/or Releasees’ property, proprietary/confidential information, papers, manuals/notebooks, electronically stored data, software, media, documentation, diskettes, computer equipment and related devices, keys, credit cards, government contractor card and phone cards, and any other company equipment or items to the Company.

d.              Shall refrain from the disclosure, copying and/or use for any purpose of any proprietary, competitively sensitive and/or confidential business information of the Company or any of the Releasees.  Mr. Lucki acknowledges that this nondisclosure obligation continues beyond his Resignation Date indefinitely.  Mr. Lucki also acknowledges that he has continuing obligations post Resignation Date to preserve the Company’s confidential information, including pursuant to signed Employee Ethics & Business Conduct Principles certifications and/or the Employee Administration Agreement.

e.               Acknowledges that the provisions of Paragraphs 11.a. through 11.d. are material terms and considerations of this Agreement, and that any breach by him of any or all of Paragraphs 11.a. through 11.d. would be a material breach of this Agreement for which the Company and/or any of the Releasees could seek damages for injuries caused by such breach.

12.       As conditions precedent to this Agreement and as continuing obligations hereunder, the Company:

a.              Shall refrain from disclosing, revealing, publishing, or discussing any allegations or claims or the basis for any allegations or claims the Company has made against Mr. Lucki, or the terms of this Agreement and/or the discussions leading up to this Agreement, except as required by law, or pursuant to subpoena, or to enforce this Agreement, and except with its attorneys, financial institutions, auditors, tax advisors or other institutional advisors necessary to conduct business, each of whom the Company shall inform must keep such information strictly confidential and not disclose to any other entity, individual or party, except as required by law or regulation.  The Company shall refrain from making any statements or comments (whether verbally or in writing) to anyone that defame, disparage or denigrate Mr. Lucki but shall not be responsible in this regard for any verbal or written statements or comments made by any person(s) other than Lee McIntire, Jacqueline Hinman, John Madia, Gregory Nixon, and JoAnn Shea, and the Company shall not be responsible in this regard for any verbal or written statements or comments made by any of these aforementioned individuals following the individual’s departure, retirement, separation, or termination of employment with the Company.  Any inquiry made of Lee McIntire, Jacqueline Hinman, John Madia, Gregory Nixon, and JoAnn Shea regarding Mr. Lucki’s prior employment with the Company shall be responded to with a statement to the effect that “Mr. Lucki submitted his resignation, which the Company and its Board accepted, so that he could pursue other opportunities,” and none shall give any other indication or suggestion about Mr. Lucki’s prior employment, including regarding the type, amount or range of the Resignation Benefits or the circumstances giving rise to his separation from employment.

b.              Acknowledges that the provisions of Paragraph 12.a. are material and constitute consideration for this Agreement, and that any breach of Paragraph 12.a. would be a material breach of this Agreement for which he could seek damages for injuries caused by such breach.

13.       By signing below, both parties acknowledge that they have carefully read and fully understood all of the provisions of this Agreement.  Both parties further acknowledge that this Agreement sets forth the entire understanding between them.  Neither party has relied upon any representation or statement, written or oral, not set forth in this Agreement.  This Agreement may not be changed orally, but only by a specific written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party. The parties forever waive all rights to assert that this Agreement was the result of a mistake in law or in fact.  Further, the parties forever waive all rights to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate, inapplicable or inappropriate.

14.       This Agreement may be executed and delivered in one or more counterparts, each of which when executed will be deemed an original, and all of which will constitute one and the same document.  This Agreement may be executed by the Parties and transmitted by facsimile transmission or .pdf by e-mail, and if so executed and transmitted, the Agreement will be for all purposes and effect as if the parties had delivered an executed original agreement.

15.       Mr. Lucki acknowledges that he has read and understands this Agreement, that he signs it freely and voluntarily, and that he is otherwise not entitled to the Resignation Benefits unless he signs this Agreement.

ACCEPTED AND AGREED:

CH2M HILL Companies, Ltd.		Michael Anthony Lucki, EMPLOYEE

By:	/s/ Jacqueline Hinman	By:	/s/ Michael A. Lucki
Jacqueline Hinman

Title:	Chief Executive Officer	Date:	February 6, 2014

Date:	February 6, 2014